                  PROSPECTUS SUPPLEMENT (DATED MARCH 8, 2002)
                     TO PROSPECTUS DATED FEBRUARY 20, 2002

  THE "SELLING HOLDERS" SECTION OF THE PROSPECTUS IS HEREBY AMENDED TO READ AS
                                    FOLLOWS:

                                SELLING HOLDERS

    The Debentures were originally issued by the Company and resold by the initial purchasers of the Debentures in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A under the Securities Act. These qualified institutional buyers, together with their transferees, pledgees, donees or successors, comprise the persons who are "Selling Holders" under this Prospectus and may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

    The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, since the date on which they provided the information regarding their Debentures, in transactions exempt from the registration requirements of the Securities Act.

                                                 PRINCIPAL AMOUNT OF
                                            DEBENTURES BENEFICIALLY OWNED     NUMBER OF SHARES OF COMMON
           SELLING SHAREHOLDER              AND THAT MAY BE OFFERED HEREBY   STOCK BENEFICIALLY OWNED (1)
           -------------------              ------------------------------   ----------------------------
Lakeshore International LTD...............           $24,400,000                             0
Global Bermuda Limited Partnership........           $ 6,100,000                             0
BNP Paribas Equity Strategies SNC.........           $ 7,550,000                        52,889
Robertson Stephens........................           $20,000,000                             0
Oklahoma Attorneys Mutual Insurance Co....           $    70,000                             0
Marquette Indemnity and Life Insurance
  Co......................................           $   140,000                             0
Loyal Christian Benefit Association.......           $   200,000                             0
Lincoln Heritage Life Insurance Co........           $   170,000                             0
Landmark Life Insurance Co................           $   140,000                             0
Hannover Life Reassurance Co. of
  America.................................           $ 1,200,000                             0
Green Tee Perpetual Assurance Co..........           $   410,000                             0
Grain Dealers Mutual Insurance............           $   250,000                             0
Colonial Life Insurance Co. of Texas......           $    70,000                             0
Central States Health & Life Co. of
  Omaha...................................           $   500,000                             0
Acacial Life Insurance Co.................           $   350,000                             0
CALAMOS Market Neutral Fund--CALAMOS
  Investment Trust........................           $10,000,000                             0
CALAMOS Convertible Growth and Income
  Fund--CALAMOS Investment Trust..........           $ 8,600,000                             0
McMahan Securities Co. LP.................           $ 6,500,000                             0
HFR Master Fund Ltd.......................           $   100,000                             0
Zurich Institutional Benchmark Master Fund
  Ltd.....................................           $ 4,400,000                             0
Zavore Income Fund LP.....................           $ 2,500,000                             0

                                                 PRINCIPAL AMOUNT OF
                                            DEBENTURES BENEFICIALLY OWNED     NUMBER OF SHARES OF COMMON
           SELLING SHAREHOLDER              AND THAT MAY BE OFFERED HEREBY   STOCK BENEFICIALLY OWNED (1)
           -------------------              ------------------------------   ----------------------------
Zavore Hedged Convertible Fund LP.........           $ 5,800,000                             0
San Diego County Employee Retirement
  Association.............................           $ 3,500,000                             0
HFR CA Select Fund........................           $   600,000                             0
AIG DKR Soundshore Strategic Holding Fund
  Ltd.....................................           $ 4,301,000                             0
AIG DKR Soundshore Opportunity Holding
  Fund Ltd................................           $ 5,654,000                             0
AIG Soundshore Holdings Ltd...............           $ 5,545,000                             0
Teachers Insurance and Annuity
  Association.............................           $16,000,000                             0
Durango Investments LP....................           $ 5,000,000                             0
MLQA/Convertible Securities Arbitrage
  Ltd.....................................           $20,000,000                             0
First Union International Capital Markets
  Inc.....................................           $20,000,000                             0
Spear Leeds & Kellogg LP..................           $   500,000                             0
AFTRA Health Fund.........................           $   900,000                             0
New York Life Separate Account #7.........           $   750,000                             0
Mainstay Convertible Fund.................           $ 5,630,000                             0
Mainstay VP Convertible Portfolio.........           $ 1,710,000                             0
Bancroft Convertible Fund Inc.............           $ 1,750,000                             0
Ellsworth Convertible Growth and Income
  Fund, Inc...............................           $ 1,750,000                             0
American Investors Life Insurance Co......           $   800,000                             0
AmerUs Life Insurance Company.............           $ 2,000,000                             0
IL Annuity and Insurance Company..........           $ 2,000,000                             0
Dodeca Fund, LP...........................           $ 1,200,000                             0
Credit Lyonnais Securities (USA) Inc......           $ 2,500,000                             0
R 2 Investments, LDC......................           $ 5,520,000                             0
Solomon Smith Barney Inc..................           $ 2,375,000                             0
JP Morgan Securities Inc..................           $ 2,000,000                           100
Sagamore Hill Hub Fund Ltd................           $12,300,000                             0
Aristeia Partners, LP.....................           $ 4,000,000                             0
Aristeia International Limited............           $13,500,000                             0
Attorneys' Title Insurance Fund Inc.......           $   300,000                             0
CA State Automobile Assn
  Inter-Assurance.........................           $ 1,400,000                             0
RET Pension Plan of the CA State
  Automobile Association..................           $   300,000                             0
Black Diamond Capital I, LTD..............           $   840,000                             0
Black Diamond Convertible Offshore LDC....           $ 2,998,000                             0
Double Black Diamond Offshore LDC.........           $17,430,000                             0
Black Diamond Offshore Ltd................           $ 2,987,000                             0
Victory Capital Management................           $ 4,250,000                             0
American Fidelity Assurance Company.......           $   500,000                             0
Aid Association for Lutherans, as
  successor to Lutheran Brotherhood.......           $ 3,000,000                             0
Banc of America Securities LLC............           $ 6,547,000                             0
Lemanik SICAV Convertible Bond............           $   500,000                             0
Worldwide Transactions Ltd................           $   745,000                             0
AM Investment D Fund (QP), LP.............           $   480,000                             0
Tribeca Investments LLC...................           $ 2,000,000                             0
Zola Partners LP..........................           $   500,000                             0
Deutsche Banc Alex Brown Inc..............           $39,295,000                             0

                                                 PRINCIPAL AMOUNT OF
                                            DEBENTURES BENEFICIALLY OWNED     NUMBER OF SHARES OF COMMON
           SELLING SHAREHOLDER              AND THAT MAY BE OFFERED HEREBY   STOCK BENEFICIALLY OWNED (1)
           -------------------              ------------------------------   ----------------------------
Arkansas PERS.............................           $ 1,125,000                             0
Southern Farm Bureau Life Insurance.......           $   450,000                             0
Starvest Managed Portfolio................           $    65,000                             0
AIG/National Union Fire Insurance.........           $   825,000                             0
Boilermakers Blacksmith Pension Trust.....           $ 1,425,000                             0
State of Oregon--Equity...................           $ 5,025,000                             0
Duke Endowment............................           $   280,000                             0
Louisiana CCRF............................           $   575,000                             0
Starvest Combined Portfolio...............           $   875,000                             0
Bay County PERS...........................           $   145,000                             0
FR.Convt.Sec.Fn...........................           $   155,000                             0
Ondeo Nalco...............................           $   200,000                             0
DNB Investment............................           $ 1,000,000                             0
Gaia Offshore Master Fund Ltd.............           $15,350,000                             0
Nicholas Applegate Investment Grade
  Convertible.............................           $    25,000                             0
Innovest Finanzdienstleistung AG..........           $ 1,020,000                             0
UBS O'Connor LLC F/B/O UBS Global
  Convertible Portfolio...................           $   500,000                             0
SunAmerica Style Select Series Equity
  Income Fund.............................           $   175,000                             0
Gemini Sammelstiffung Zurforderung Der
  Personalursorge.........................           $   350,000                             0
Pensionshassecira Specialty Chemicals.....           $ 1,600,000                             0
Beamtenuesicherungs Vasse des Vautous
  Zurich..................................           $ 8,800,000                             0
Jefferies Umbrella Fund--U.S. Conv.
  Bonds...................................           $   400,000                             0
Pensionuasseder Lonza AG..................           $   350,000                             0
Lyxor Master Fund.........................           $ 1,200,000                             0
HSBC Tree Zola Managed Trust..............           $   800,000                             0
Clinton Multistrategy Master Fund Ltd.....           $   750,000                             0
Clinton Riverside Convertible Portfolio
  Limited.................................           $ 3,250,000                             0
Blue Cross Blue Shield of Florida.........           $ 1,000,000                             0
Grace Brothers Management LLC.............           $ 1,500,000                             0
SG Gowen Securities Corp..................           $15,000,000                             0
Fidelity Financial Trust: Fidelity
  Convertible Securities Fund.............           $ 9,000,000                             0
Morgan Stanley & Co.......................           $10,000,000                             0
Goldman Sachs and Company.................           $ 9,990,000                             0

------------------------

(1) Does not include shares of Common Stock issuable upon conversion of Debentures.